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                                                                      EXHIBIT 12

                             CONEXANT SYSTEMS, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS
                         SIX MONTHS ENDED MARCH 31, 2001
                        (unaudited, dollars in thousands)


RATIO OF EARNINGS TO FIXED CHARGES:

Earnings:
   Loss before income taxes                                    $(621,021)
   Add: Fixed charges, net of capitalized interest                23,774
                                                               ---------
                                                               $(597,247)
                                                               =========

Fixed charges:
   Interest expense                                            $  16,069
   Amortized debt issuance costs                                   3,098
   Interest portion of rental expense                              4,607
                                                               ---------
                                                               $  23,774
                                                               =========
Ratio of earnings to fixed charges                                    --(1)
                                                               =========

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(1) For the six months ended March 31, 2001, the Company had a deficiency of earnings compared to its fixed charges of $621.0 million.